UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 7, 2005
Milacron Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-08485	311062125

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2090 Florence Avenue, Cincinnati, Ohio	45206

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 487-5000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On October 14, 2005, Milacron Inc. (the “Company”) issued a news release discussing the matters described in Item 4.02 below. This news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On October 7, 2005, the Audit Committee of the Board of Directors of the Company approved management’s recommendation that the Company’s financial statements for the three and six months ended June 30, 2004, the nine months ended September 30, 2004 and the year ended December 31, 2004 be restated due to an error in the calculation of basic and diluted loss from continuing operations per common share and net loss per common share. In light of such restatements, the amounts of basic and diluted loss from continuing operations per common share and net loss per common share for such periods in the Company’s previously issued financial statements should no longer be relied upon.
On June 15, 2004, the Company issued 6% Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock was immediately convertible and contains a beneficial conversion feature. A beneficial conversion feature arises when convertible preferred stock has a conversion price less than the fair value of the common stock into which it is convertible on the date of issuance, and represents the difference between the conversion price and the fair value of the common stock. Under U.S. generally accepted accounting principles (“GAAP”), the value of the beneficial conversion feature of convertible preferred stock that is immediately convertible is directly deducted from retained earnings or added to accumulated deficit in the period in which such convertible preferred stock is issued, rather than being deducted from net earnings or added to net loss. In connection with issuing the Series B Preferred Stock, the Company properly reflected an increase in accumulated deficit of approximately $18.1 million (which represented $18,002,000 presented as $18.1 million due to rounding considerations) in the second quarter of 2004, which was reduced to approximately $15.9 million in the fourth quarter of 2004 following the completion of an independent valuation of contingent warrants that were issued to the holders of the Series B Preferred Stock.
Under GAAP, the value of a beneficial conversion feature is also deducted from earnings or added to loss for the purpose of calculating earnings or loss from continuing operations per common share and net earnings or loss per common share for the period in which such convertible preferred stock is issued. In connection with issuing the Series B Preferred Stock, however, the Company did not add to its loss amounts the value of the beneficial conversion feature in the second quarter of 2004 in calculating loss from continuing operations per common share and net loss per common share for such period or adjust such calculation following completion of the independent valuation in the fourth quarter of 2004. This resulted in an understatement of net loss per common share as follows:

	Three months	Six Months	Nine Months	Year
	ended	Ended	Ended	Ended
	June 30, 2004	June 30, 2004	September 30, 2004	December 31, 2004
As originally reported:
Net loss per common share – basic and diluted	(0.60)	(1.07)	(1.28)	(1.34)
As corrected:
Net loss per common share – basic and diluted	(0.99)[a]	(1.50)[a]	(1.72)[a]	(1.73)[b]
Increase in net loss per common share	(0.39)	(0.43)	(0.44)	(0.39)
_______________
     (a) Beneficial conversion feature valued at approximately $18.0 million.
     (b) Beneficial conversion feature valued at approximately $15.9 million.
As a result of this error, the Company is amending its financial statements for the three and six months ended June 30, 2004 and the year ended December 31, 2004 contained in its quarterly report on Form 10-Q for the period ended June 30, 2005 and its annual report on Form 10-K for the year ended December 31, 2004. The Company will file such amendments shortly. The amendments restate the basic and diluted loss from continuing operations per common share and net loss per common share amounts for the applicable periods in 2004 reported in the Company’s Consolidated Statements of Operations that are included in such reports and further revise related footnotes and other disclosures, including, in the Company’s annual report on Form 10-K, management’s report on internal control over financial reporting and the Company’s independent registered accounting firm’s report thereon, which disclose this error as an effect of the Company’s material weakness in internal control over financial reporting related to the review of complex and judgmental accounting issues. No changes are required to any other financial statement line items, including net loss or any amounts contained in the Company’s Consolidated Balance Sheets, Consolidated Statements of Comprehensive Income and Shareholders’ Equity (Deficit) and Consolidated Statements of Cash Flows.
The decision to restate prior financial statements based on this error was made by the Audit Committee, upon the recommendation of management with the concurrence of the Company’s independent registered accounting firm. The Audit Committee has discussed the matters related to this restatement with the Company’s independent registered accounting firm.
Item 9.01 Financial Statements and Exhibits.
99.1   News Release issued by Milacron Inc. on October 14, 2005.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.
October 14, 2005	By:	Ross A. Anderson

Name: Ross A. Anderson Title: Vice President — Finance and Chief Financial Officer
Exhibit Index

Exhibit No.	Description

99.1	News Release issued by Milacron Inc. on October 14, 2005